Exhibit 99

[THE BEARD COMPANY LOGO]

 THE BEARD COMPANY                                             News Release
    Enterprise Plaza, Suite 320
       5600 North May Avenue                       Herb Mee, Jr., President
   Oklahoma City, Oklahoma 73112
   (405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                       ANNOUNCES THAT IT HAS ARRANGED THE
                       FINANCING OF ITS INITIAL FERTILIZER
                         MANUFACTURING FACILITY IN CHINA

FOR IMMEDIATE RELEASE:  Monday, February 14, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that a private investor has agreed to finance the cost of the Company's initial fertilizer manufacturing facility in the Peoples' Republic of China.

     Beard Environmental Engineering, L.L.C. ("BEE"), a wholly-owned subsidiary of the Company, and the investor will form a limited liability company (the "LLC") that will own the Chinese operating company that will control and manage the day-to-day operations of the facility. The investor and BEE will each make a small cash contribution to and have 50% ownership and equity in the LLC. The investor has also agreed to loan funds to the LLC over the next six months that the Company believes will be sufficient to fund the capital costs and pre-operating costs of the facility. The lender can look only to available funds of the LLC for repayment, and the Company will not be liable for repayment of the loan.

     The initial plant will be located in close proximity to Beijing and will produce a revolutionary new, environmentally friendly, Organic Chemical Compound Fertilizer (OCCF). The new fertilizer will contain microbiological elements, use up to 62% less chemicals and yet provide superior performance as compared to chemical fertilizers presently used in China. The plant is targeted to initially produce about 32,000 metric tons per year of OCCF with revenues of more than US$5,000,000 annually. The facility is sized to permit doubling of production capacity to meet market demand. It is anticipated that production will commence in time for the fall planting.

     Herb Mee, Jr., President of the Company, stated: "This is a major step forward for the Company. It is contemplated that this initial plant will be the first of many such plants to be built in China, and that the China Segment will become one of the two principal revenue producing segments of the Company."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.
__________

Statements regarding future operations, including the timing of those activities, and costs, production and revenues, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays, risks inherent in foreign operations, unforeseen technological problems or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.
Fax Number (405) 842-9901                             Email:  hmee@beardco.com